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                                                            EXHIBIT 5.1

                                October 8, 1996

(213) 229-7000                                            C 73127-00018

Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, California 90292

                         Re: Quarterdeck Corporation -
                             Form S-3 Registration Statement
                             File No. 333-10269

Ladies and Gentlemen:

        We have acted as special counsel to Quarterdeck Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 5,014,889 shares of the Company's common stock, $.001 par value (the "Shares"). The Shares are being offered for sale by certain stockholders of the Company (the "Selling Stockholders") identified in the Registration Statement.

        On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares to be offered for sale by the Selling Stockholders have been duly authorized and either (i) are validly issued, fully paid and non-assessable, or (ii) upon issuance in accordance with the terms of that certain Agreement and Plan of Reorganization dated as of August 13, 1996 among the Company, Limbex Corporation ("Limbex") and the shareholders of Limbex listed on the signature pages thereto, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.


                                      Very truly yours,



                                      GIBSON, DUNN & CRUTCHER LLP